Exhibit 4.1

Form of Permanent Global Certificate

(Globalurkunde auf Dauer)

of

CHF 700,000,000

(700,000,000 Swiss francs)

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

USA

(incorporated under the laws of the State of Delaware

with its registered offices in the State of Delaware at

Corporation Service Company

211 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle

and its principal executive offices at

One Amgen Center Drive, Thousand Oaks, California 91320-1799, USA)

0.410 percent Bonds due 2023

(the Bonds)

Amgen Inc., One Amgen Center Drive, Thousand Oaks, California 91320-1799, USA (the Issuer) owes to the bearer of this Permanent Global Certificate (Globalurkunde auf Dauer), upon presentation and surrender of this Permanent Global Certificate , the amount of CHF 700,000,000 (700,000,000 Swiss francs), plus interest at a rate of 0.410 percent, in accordance with the Bond Purchase Agreement (the Agreement) and pursuant to the Terms of the Bonds stated therein (the Terms of the Bonds), concluded as of March 4, 2016 between the Issuer, UBS AG, Bahnhofstrasse 45, 8001 Zurich, Switzerland (the Principal Paying Agent) and Credit Suisse AG, Paradeplatz 8, 8001 Zurich, Switzerland and BBNP Paribas (Suisse) SA, place de Hollande 2, Geneva, Switzerland. This Permanent Global Certificate has been delivered as part of an arrangement that results in the issuance of a debt obligation in “registered form” for United States federal income tax purposes.

The Principal Paying Agent undertakes to deposit this Permanent Global Certificate for the entire duration of the Bonds and until their complete redemption with SIX SIS Ltd, Baslerstrasse 100, CH-4600 Olten, Switzerland (hereinafter referred to as SIX SIS) as recognized intermediary for such purposes by SIX Swiss Exchange Ltd except as provided in paragraph(e) of Condition 1 of the Terms of the Bonds.

Except as provided in paragraph(e) of Condition 1 of Terms of the Bonds, once the Permanent Global Certificate is deposited with SIX SIS, the Bonds shall constitute intermediated securities (Bucheffekten) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) for the entire duration of the Bonds. On behalf of the Issuer, SIX SIS shall maintain records of the number of Bonds held through each participant in SIX SIS for the entire duration of the Bonds and until their complete redemption, except as provided in paragraph (e) of Condition 1, and the Bonds may only be transferred by the entry of the transferred Bonds in a securities account of the transferee.

The records of SIX SIS will determine the number of Bonds held through each participant in SIX SIS. In respect of Bonds held in the form of intermediated securities the Holders will be the persons holding the Bonds in a securities account (Effektenkonto).

Neither the Issuer nor the Holder shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate into, or the delivery of uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere).

Individually certificated securities may only be printed, in whole, but not in part, if the Principal Paying Agent determines, in its sole discretion, that the printing of such individually certificated securities is necessary or useful. Should the Principal Paying Agent so determine, it shall provide for the printing of the individually certificated securities without cost to the Holders.

If printed, the Bonds shall be documented by individually certificated securities with no coupons attached in the principal amount of CHF 5,000 or integral multiples thereof and shall be executed by affixing thereon the facsimile signatures of two authorized officers of the Issuer. The individually certificated securities shall not be issued in bearer form, but shall be issued exclusively in “registered form” for United States federal income tax purposes whereby, inter alia, (i) the Holders of the individually certificated securities shall be registered in a register (the Register) to be established and maintained by a registrar (the Registrar) appointed by the Issuer and acting on its behalf after consultation with the Principal Paying Agent and duly notified to the Holders in accordance with the Terms of the Bonds and (ii) no transfer of the individually certificated securities shall be valid unless and until entered into the Register.

In the case Bonds documented by individually certificated securities are delivered, the Permanent Global Certificate will immediately be cancelled by the Principal Paying Agent and the individually certificated securities shall be delivered instead to the Holders, who for this purpose must be registered in the Register, against cancellation of the intermediated securities in their respective securities accounts. Bonds documented by individually certificated securities shall not be included in the records of SIX SIS or any other clearing system or any other intermediary and, therefore shall not constitute intermediated securities.

The registration of a new Holder by the Registrar will only occur upon presentation of the relevant individually certificated securities at the specified office of the Registrar or the Principal Paying Agent. No transfer of such individually certificated securities will be valid unless and until entered into the Register. Individually certificated securities may be registered only in the name of and transferred to a specified person. Only the duly registered Holder will be entitled to payments on the individually certificated securities.

This Permanent Global Certificate, including any claim or controversy arising out of or related to this Permanent Global Certificate, shall be governed by the laws of the State of New York. Each of the Issuer and the Principal Paying Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Terms of the Bonds or the Bonds.

The place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Permanent Global Certificate shall be the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan, The City of New York.

Capitalized terms and expressions not otherwise defined herein shall have the same meaning ascribed to them in the Terms of the Bonds.

Thousand Oaks, California, USA, as of March 8, 2016

Amgen Inc.

By:
Name/Title:

This Permanent Global Certificate (Globalurkunde auf Dauer) becomes valid only if countersigned by two (2) officials of UBS AG:

UBS AG

without recourse, warranty or liability

By:	By:

Swiss Security Number 31.420.936 / ISIN CH0314209369 / Common Code 137391678